Exhibit 4.35

EXECUTION COPY

MASTER LOAN AGREEMENT

dated as of July 12, 2004

among

ChipMOS TECHNOLOGIES (Bermuda) LTD., as lender,

Modern Mind Technology Limited, as borrower, and Jesper Limited, as guarantor

TABLE OF CONTENTS

		Page

ARTICLE I

DEFINITIONS

Section 1.01.	Definitions	2

ARTICLE II

THE DEMAND NOTE LOANS

Section 2.01.	The Demand Note Loans	6
Section 2.02.	The Demand Note	6
Section 2.03.	The Note	6
Section 2.04.	Purpose of Initial Loan	6
Section 2.05.	Repayment	6
Section 2.06.	No Prepayments	7
Section 2.07.	No Obligation to Provide Additional Loans	7

ARTICLE III

INTEREST, METHOD OF PAYMENT, ETC.

Section 3.01.	Interest on Demand Notes	7
Section 3.02.	Post Maturity Interest	7
Section 3.03.	Maximum Interest Rate	7

ARTICLE IV

DISBURSEMENT AND PAYMENT

Section 4.01.	Disbursements	8
Section 4.02.	Disbursement of Initial Loan	8
Section 4.03.	Method of Payment	8

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.01.	Representations and Warranties	8

ARTICLE VI

CONDITIONS OF LENDING

Section 6.01.	Discretionary Provision of Funds	10
Section 6.02.	Satisfaction of Conditions Precedent	11

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ARTICLE VII

COVENANTS

Section 7.01.	Affirmative Covenants	11
Section 7.02.	Negative Covenants	12
Section 7.03.	Company Covenants	13
Section 7.04.	Further Assurances	14

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01.	Events of Default	14

ARTICLE IX

CONVERSION

Section 9.01.	Optional Conversion	16
Section 9.02.	Authorized Modern Mind Shares	16
Section 9.03.	Conversion Procedures	16

ARTICLE X

OPTION

Section 10.01.	Option	16
Section 10.02.	Release from Obligations	17

ARTICLE XI

GUARANTEE

Section 11.01.	Guarantee	17

ARTICLE XII

PLEDGE AND SECURITY INTEREST

Section 12.01.	Pledge and Delivery of Modern Mind Shares	18
Section 12.02.	Enforceability	18
Section 12.03.	Discharge of the Pledged Modern Mind Shares	18
Section 12.04.	Power of Attorney	18

ARTICLE XIII

MISCELLANEOUS

Section 13.01.	GOVERNING LAW	19
Section 13.02.	Dispute Resolution	19

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Section 13.03.	Expenses	20
Section 13.04.	Amendments	20
Section 13.05.	Termination Date	20
Section 13.06.	Cumulative Rights and No Waiver	20
Section 13.07.	Notices	20
Section 13.08.	Separability	22
Section 13.09.	Assignments and Participations	22
Section 13.10.	Execution in Counterparts	22

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MASTER LOAN AGREEMENT

MASTER LOAN AGREEMENT, dated as of July 12, 2004, among ChipMOS TECHNOLOGIES (Bermuda) LTD., an exempted company incorporated under the laws of Bermuda (the “Company”), Jesper Limited, a company incorporated under the laws of the British Virgin Islands (“Jesper Limited”), and Modern Mind Technology Limited, a company incorporated under the laws of the British Virgin Islands and a wholly-owned subsidiary of Jesper Limited (“Modern Mind”) (“this Agreement”).

WITNESSETH:

WHEREAS, by a promissory note dated November 4, 2002, as varied by a Deed of Variation dated December 2, 2002, Modern Mind is indebted to Jesper Limited in the principal amount of US$37,500,000 in such terms and conditions therein contained (the “Original Note”);

WHEREAS, the Original Note provides that Jesper Limited may convert all amounts outstanding under the Original Note or any part thereof into ordinary shares of Modern Mind (the “Modern Mind Shares”) at the conversion rate of US$1.00 for one ordinary share of Modern Mind if repayment is not made when due;

WHEREAS, by a deed of assignment, dated as of December 27, 2002, the Company paid Jesper Limited US$21,014,712.74 and Jesper Limited assigned to the Company Jesper Limited’s rights under the Original Note with respect to US$20,999,255 and accrued interest thereon;

WHEREAS, by an agreement, dated as of May 3, 2003, between Jesper Limited and Modern Mind the maturity of the Original Note was extended to November 3, 2003;

WHEREAS, by a deed of assignment, dated as of June 25, 2003, ChipMOS TECHNOLOGIES INC. (“ChipMOS Taiwan”) paid Jesper Limited $16,554,143 and Jesper Limited assigned to ChipMOS Taiwan Jesper Limited’s rights under the Original Note with respect to US$16,500,745 and accrued interest thereon;

WHEREAS, by an agreement, dated as of November 3, 2003, among Jesper Limited, the Company and Modern Mind, the maturity of the Original Note with respect to US$20,999,255 and accrued interest thereon was extended to August 3, 2004;

WHEREAS, by an agreement, dated as of November 3, 2003, among Jesper Limited, ChipMOS Taiwan and Modern Mind, the maturity of the Original Note with respect to US$16,500,745 and accrued interest thereon was extended to August 3, 2004;

WHEREAS, by a deed of assignment, dated as of December 17, 2003, as amended on May 14, 2004, ChipMOS Taiwan assigned to the Company ChipMOS Taiwan’s entire interest in the Original Note for a purchase price of US$16,594,249.93, which purchase price is to be paid on September 30, 2004; and

1

WHEREAS, Modern Mind owes the Company US$37,500,000 plus accrued interest of US$321,354.16 as of the date of this Agreement (the “Outstanding Amount”);

WHEREAS, the parties wish to replace the Original Note in its entirety by a Demand Note (as defined herein) and to restructure their relationships as set forth herein;

WHEREAS, the Company is willing to provide Modern Mind a loan of US$62,821,354.16, which includes the Outstanding Amount, in the form of a Demand Note (as defined herein) on the terms and conditions set forth herein and may be willing to provide Modern Mind with additional funds, should the Company in its sole and absolute discretion decide from time to time to provide additional funds;

WHEREAS, Modern Mind is willing to secure all of its obligations under such Demand Note hereunder by pledging to the Company the Collateral described in the Pledge Agreement dated the date hereof, among the Company, Modern Mind and ChipMOS TECHNOLOGIES (Shanghai) LTD. (the “Pledge Agreement”);

WHEREAS, Jesper Limited is willing to guarantee all of Modern Mind’s obligations under each Demand Note hereunder and to pledge to the Company all of the outstanding Modern Mind Shares as security for such guarantee and to secure the prompt performance of all of Jesper Limited’s obligations hereunder;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. (a) Terms Generally. The terms defined in this Section 1.01 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless otherwise provided, all references herein to “dollars” and “US$” shall be deemed references to the lawful money of the United States of America.

(b) Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with generally accepted accounting principles of the Republic of China (“ROC GAAP”), as in effect from time to time

(c) Other Terms. The following terms shall have the meanings ascribed to them below or in the Sections of this Agreement indicated below:

“Affiliate” of a Person shall mean any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

“Affiliated Entity” shall mean any corporation, partnership or limited liability company, in which Jesper Limited or Modern Mind, directly or indirectly, has 50% or more of the voting power or the right to receive 50% or more of the income (or, in the case of partnerships, distributions) or, upon dissolution or liquidation, the assets thereof.

“Business Day” shall mean any day except a Saturday, Sunday or other day on which commercial banks in the Republic of China are required or authorized by law to close.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including that portion of Capital Leases which is capitalized on the balance sheet of Modern Mind and its subsidiaries) by Modern Mind and its subsidiaries during that period that are included in the property, plant or equipment reflected in the balance sheet of Modern Mind and its subsidiaries.

“Capital Lease” shall mean, with respect to any Person, any obligation of such Person to pay rent or other amounts under a lease with respect to any property (whether real, personal or mixed) acquired or leased by such Person that is required to be accounted for as a liability on a balance sheet of such Person.

“Capital Lease Obligations” shall mean the obligation of any Person to pay rent or other amounts under a Capital Lease.

“ChipMOS Shanghai” shall mean ChipMOS TECHNOLOGIES (Shanghai) LTD.

“Collateral” shall have the meaning ascribed to such term in the recitals hereof.

“Credit Documents” shall mean this Agreement, the Pledge Agreement and the Demand Notes.

“Default” shall mean any event or circumstance which, with the giving of notice or the passage of time, or both, would become an Event of Default.

“Demand Note Loan” shall have the meaning set forth in Section 2.01.

“Demand Notes” shall have the meaning set forth in Section 2.02.

“Event of Default” shall mean any of the events described in Section 8.01.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“hereby”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole (including any schedules thereto) and not merely to the specific section, paragraph or clause in which the respective word appears.

“Indebtedness” of any Person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including all obligations, contingent or otherwise, of such Person in connection with letter of credit facilities, acceptance facilities, Interest Rate Protection Agreements or other similar facilities including currency swaps) other than indebtedness to trade creditors and service providers incurred in the ordinary course of business, (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all Capital Lease Obligations of such Person, (e) all Indebtedness referred to in clause (a), (b), (c) or (d) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (f) all preferred stock issued by such Person which is redeemable prior to the full satisfaction of the Company’s obligations under the Credit Documents (including repayment in full of the Demand Note Loans and all accrued interest thereon), other than at the option of such Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends and (g) all Indebtedness of others guaranteed by such Person.

“Initial Loan” shall have the meaning set forth in Section 2.01.

“Interest Expense” of Modern Mind shall mean, for any period, the actual expense, whether paid or accrued, incurred by Modern Mind for interest on its Indebtedness, as shown on the income statement for Modern Mind for such period.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset, (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, and (d) any assignment of interest filed with any Governmental Authority.

“Material Adverse Effect” shall mean, with respect to Modern Mind, and ChipMOS Shanghai (i) any material adverse effect on the business, properties, condition (financial or otherwise) or operations of Modern Mind since any reference date, (ii) any material adverse effect on the ability of Modern Mind or ChipMOS Shanghai, as applicable, to perform its obligations hereunder and under any of the Credit Documents, (iii) any adverse effect on the legality, validity, binding effect or enforceability of any other Credit Document, and (iv) any adverse effect on the perfection (to the extent required under the Pledge Agreement) or priority of the Company Liens upon the Collateral and the Jesper Limited Collateral under the Security Documents.

“Modern Mind” shall have the meaning ascribed to such term in the introductory paragraph of this Agreement.

“Modern Mind Shares” shall have the meaning ascribed to such term in the recitals hereof.

“Permitted Encumbrances” shall mean (i) Liens for taxes not delinquent or being contested in good faith and by appropriate proceedings and for which reserves adequate under ROC GAAP are being maintained, (ii) deposits or pledges to secure obligations under workers’ compensation, social security or similar laws, or under unemployment insurance, (iii) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business, (iv) mechanics’, worker’s, materialmen’s or other like Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith, (v) minor imperfections of title on real estate, provided such imperfections do not render title unmarketable, (vi) any mortgage, encumbrance or other Lien upon, or security interest in, any property hereafter acquired, pursuant to a Capital Lease or otherwise, by the Company created contemporaneously with such acquisition to secure or provide for the payment or financing of any part of the purchase price thereof, or the assumption of any Lien upon, or security interest in, any such property hereafter acquired existing at the time of such acquisition, or the acquisition of any such property subject to any Lien without the assumption thereof, provided that each such Lien shall attach only to the property so acquired and fixed improvements thereon, including properties and improvements directly or indirectly owned by such acquired property and (vii) Liens granted to the Company pursuant to the Pledge Agreements.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Pledge Agreements” shall have the meaning ascribed to such term in the recitals hereof.

“Termination Date” shall have the meaning set forth in Section 11.04.

ARTICLE II

THE DEMAND NOTE LOANS

Section 2.01. The Demand Note Loans. Upon the written request of Modern Mind, subject to the terms and conditions hereof and satisfaction of the conditions precedent contained in Sections 6.01 and 6.02 relating thereto, the Company agrees to make a loan to Modern Mind of US$62,821,354.16 (the “Initial Loan”), which includes the Outstanding Amount, and the Company may, in its sole and absolute discretion which can be exercised without any limitation or restriction, agree to make additional loans to Modern Mind from time to time on or prior to the Termination Date. The provision of any loans (including the Initial Loan, each a “Demand Note Loan”) shall be upon the written request of Modern Mind, subject to the terms and conditions hereof and satisfaction of the conditions precedent contained in Sections 6.01 and 6.02 relating thereto and subject to any such further conditions, limitation or restrictions as the Company may determine from time to time.

Section 2.02. The Demand Note. Modern Mind’s obligation to repay the Demand Note Loans shall be evidenced by demand promissory notes of Modern Mind, substantially in the form of Exhibit A attached hereto (each, a “Demand Note”), payable to the order of the Company.

Section 2.03. The Note. Upon due execution of the Demand Note relating to the Initial Loan by Modern Mind, the parties agree that the Original Note shall be replaced in its entirety by the Demand Note relating to the Initial Loan and that the Outstanding Amount shall be governed by the terms and conditions of such Demand Note and this Agreement.

Section 2.04. Purpose of Initial Loan. Modern Mind will use the proceeds of the Initial Loan (except for the Outstanding Amount) solely in accordance with Section 5.01(f).

Section 2.05. Repayment. The Demand Notes, including all amounts in respect of capitalized interest and all accrued but not capitalized interest thereon, shall be repaid in full upon demand by the Company, unless, and only to the extent that, such Demand Notes have been converted pursuant to Section 9.01 hereof, in which case the terms and conditions of the Modern Mind Shares received by the Company upon such conversion shall govern.

Section 2.06. No Prepayments. Modern Mind shall not have the right to prepay all or any part of any Demand Note Loans prior to demand for payment by the Company or the earlier conversion of such Demand Note Loans pursuant to Section 9.01 hereof.

Section 2.07. No Obligation to Provide Additional Loans. The execution of this Agreement shall in no way obligate the Company to provide any Demand Note Loans other than the Initial Loan in accordance with the conditions set forth in this Agreement and the provision of any Demand Note Loans subsequent to the Initial Loan shall in no way obligate the Company to provide any additional Demand Note Loans.

ARTICLE III

INTEREST, METHOD OF PAYMENT, ETC.

Section 3.01. Interest on Demand Notes. Each Demand Note shall bear interest from the date of such Demand Note at a rate of 0.5% per annum (on the basis of a 360-day year), payable semi-annually, until demand or the earlier conversion of such Demand Note pursuant to Section 9.01 hereof.

Section 3.02. Post Maturity Interest. After any demand for repayment of any Demand Note, and during the continuance of any of the Events of Default described in Section 8.01(a), (b) or (c), such Demand Note shall bear interest, payable on demand, at a rate of 5% per annum (on the basis of a 360-day year).

Section 3.03. Maximum Interest Rate. (a) Nothing in this Agreement or any Demand Note shall require Modern Mind to pay interest at a rate exceeding the maximum rate permitted by applicable law.

(b) If the amount of interest payable on any interest payment date in respect of the immediately preceding interest computation period, computed pursuant to this Article III, would exceed the maximum amount permitted by applicable law to be charged, the amount of interest payable on such interest payment date shall automatically be reduced to such maximum permissible amount.

(c) If the amount of interest payable in respect of any interest computation period is reduced pursuant to clause (b) of this Section and the amount of interest payable in respect of any subsequent interest computation period would be less than the maximum amount permitted by law to be charged, then the amount of interest payable in respect of such subsequent interest computation period shall be automatically increased to such maximum permissible amount; provided that at no time shall the aggregate amount by which interest paid has been increased pursuant to this clause (c) exceed the aggregate amount by which interest paid has theretofore been reduced pursuant to clause (b) of this Section 3.03.

ARTICLE IV

DISBURSEMENT AND PAYMENT

Section 4.01. Disbursements. Any Demand Note Loans made by the Company to Modern Mind shall be disbursed promptly by wire transfer to an account designated by Modern Mind.

Section 4.02. Disbursement of Initial Loan. The Initial Loan, after deduction of the Outstanding Amount will be disbursed by wire transfer to an account designated by Modern Mind.

Section 4.03. Method of Payment. All payments by Modern Mind hereunder and under the Credit Documents shall be made without setoff or counterclaim to the Company by wire transfer in immediately available funds to an account designated by the Company, on the date when due.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.01. Representations and Warranties. Jesper Limited and Modern Mind each represents and warrants to the Company that:

(a) Authorized and Outstanding Modern Mind Shares. Modern Mind has an authorized share capital of 100,000,000 ordinary shares as set forth in the Memorandum of Association, a copy of which as currently in effect is attached hereto as Exhibit B. As of the date hereof, a total amount of 1,000 ordinary shares of Modern Mind are outstanding, all of which are owned by Jesper Limited, and, except for the Original Note, there are no debt securities, options, warrants or any other rights exercisable or exchangeable for Modern Mind Shares authorized or outstanding.

(b) Authority. Each of Jesper Limited and Modern Mind has full power and authority to execute, deliver and perform each of the Credit Documents to which it is a party and to grant to the Company the security interests and liens described therein and thereby and Modern Mind has full power and authority to make the borrowings contemplated hereby, to execute and deliver the Demand Notes and to incur the obligations provided for herein and therein, all of which have been duly authorized by all proper and necessary action on the part of Modern Mind.

(c) Authorizations. All authorizations, consents, approvals, registrations, notices, exemptions and licenses with or from Governmental Authorities and other Persons which are necessary for the borrowing hereunder, the grant of the security interests in and liens on the Collateral (as defined in the Pledge Agreements) the execution and delivery of the Credit Documents, the performance by each of Jesper Limited and Modern Mind of its respective obligations hereunder and thereunder and the exercise by the Company of their remedies hereunder and thereunder have been effected or obtained and are in full force and effect.

(d) Binding Agreements. This Agreement and each of the other Credit Documents to which it is a party (other than the Demand Notes) constitutes, and each Demand Note, when executed and delivered pursuant hereto for value received, will constitute, the valid and legally binding obligations of Jesper Limited or Modern Mind, as applicable, enforceable in accordance with their terms, and each of the Credit Documents to which Jesper Limited or Modern Mind is a party constitutes the valid and legally binding agreement of Jesper Limited or Modern Mind, as applicable, enforceable in accordance with its terms.

(e) Indebtedness. As of the date of this Agreement, except for the Indebtedness of Modern Mind hereunder, a US$ 10 million loan owed by Modern Mind to Barits International Asset Management under a promissory note dated November 24, 2003 and due on November 24, 2004 (the “Barits Note”), and other Indebtedness permitted in accordance with Section 7.02, Modern Mind (together with ChipMOS Shanghai and its subsidiaries) has no Indebtedness.

(f) Use of Proceeds. The proceeds of the Initial Loan (except for the Outstanding Amount) and any subsequent Demand Note Loan shall, unless otherwise agreed by the Company, be used by Modern Mind solely to make a capital contribution of up to US$25 million to ChipMOS TECHNOLOGIES (Shanghai) LTD. (“ChipMOS Shanghai”) primarily for ChipMOS Shanghai’s facility construction costs.

(g) Title to Assets. Modern Mind and ChipMOS Shanghai have good title to, or valid leasehold interest in, all properties and assets used in the business of Modern Mind or ChipMOS Shanghai, as applicable, except to the extent failure to have such title could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(h) The Pledge Agreement. The provisions of the Pledge Agreement will be effective to create in favor of the Company a valid, binding and enforceable security interest in all right, title and interest of Modern Mind in the Collateral described therein, and constitute a fully perfected first and prior security interest, lien or mortgage, in all right, title and interest of Modern Mind in such collateral, superior in right to any liens, which Modern Mind, Jesper Limited, any third Person may have against such Collateral or interests therein.

(i) The Jesper Limited Pledge. The provisions of Section Article XII will be effective to create in favor of the Company a valid, binding and enforceable security interest in all right, title and interest of Jesper Limited in all of the Modern Mind Shares outstanding as of the date hereof, and constitute a fully perfected first and prior security interest, lien, in all right, title and interest of Jesper Limited and Modern Mind in such collateral, superior in right to any liens, which any third Person may have against such collateral or interests therein.

ARTICLE VI

CONDITIONS OF LENDING

Section 6.01. Discretionary Provision of Funds. Upon the satisfaction of the conditions contained in this Article VI, the Company shall not be obligated to provide any funds other than the Initial Loan. At the sole discretion of the Company, which is without any limitation or restriction, the Company shall provide funds to Modern Mind upon its request. The Company will not agree to provide any funds hereunder until each of the following conditions and such other conditions as the Company may from time to time determine have been satisfied (it being understood that the satisfaction of the following conditions in no way obligates the Company to provide any funds other than the Initial Loan):

(a) Execution of Agreement. The Company shall have received this Agreement duly executed and delivered by Jesper Limited and Modern Mind.

(b) Pledge Agreement. The Company shall have received the Pledge Agreement, in substantially the form of Exhibit B hereto, duly executed and delivered by Modern Mind and ChipMOS Shanghai, respectively, granting to the Company, for its benefit, a security interest in the Collateral described therein together with such financing and assignment documents as provided in the Pledge Agreement and evidence satisfactory to the Company with respect to the Company’s first priority security interest in the Collateral, listing all financing statements which name Modern Mind as debtor and which are filed in all relevant jurisdictions as provided in the Pledge Agreement).

(c) Delivery of Jesper Limited’s Modern Mind Shares. The Company shall have received from Jesper Limited all the Modern Mind Shares owned by Jesper Limited to be held by the Company as security pursuant to Article XII below.

(d) Secretary’s Certificate. The Company shall have received certified copies of all action taken by Jesper Limited and Modern Mind to authorize this Agreement and each of the other Credit Documents.

(e) Other Documents. The Company shall have received such other certificates and documents as the Company may require.

(f) Notice. For each Demand Note Loan other than the Initial Loan (i) the Company shall have received from Modern Mind, by not later than 10:00 a.m. (Taipei time) on a date which is at least five Business Days prior to the date on which Modern Mind requests such Demand Note Loan to be made, a written request for the making of a Demand Note Loan substantially in the form of Exhibit D and (ii) the Company shall have received from Modern Mind a certificate signed by an authorized officer of the Company certifying the purpose of the use of proceeds of such Loan.

(g) No Default. No Default or Event of Default shall have occurred and be continuing.

(h) Representations and Warranties; Covenants. The representations and warranties contained in Article V shall have been true when made and shall be true and correct with the same effect as though such representations and warranties had been made at the time of such Demand Note Loan and Jesper Limited and Modern Mind shall have complied with all of its covenants and agreements under this Agreement.

(i) Closing of Public Offering. The closing of the offering to the public of 7,000,000 common shares, par value US$0.01 per share of the Company shall have occurred (the “Public Offering Closing”) and thirty (30) Business Days since the Public Offering Closing shall have lapsed.

Section 6.02. Satisfaction of Conditions Precedent. Delivery by Modern Mind of a Demand Note Loan request pursuant to Section 6.01(h) above shall be deemed to constitute a certification of Modern Mind that each of the foregoing conditions precedent in this Article VI has been satisfied or waived in writing by the Company.

ARTICLE VII

COVENANTS

Section 7.01. Affirmative Covenants.

So long as any amount under any Demand Note is outstanding or the Company holds less than 100% of the Modern Mind Shares, Jesper Limited and Modern Mind, hereby jointly and severally agree, on behalf of themselves and any of their subsidiaries, including ChipMOS Shanghai and its subsidiaries:

(a) Financial Statements. Deliver to the Company the following relating to themselves and their subsidiaries in English and in a form acceptable to the Company: (a) such financial statements, including audited financial statements if requested, as requested by the Company and (b) copies of all documents or other information sent to any shareholder. All financial statements shall be prepared under ROC GAAP;

(b) Reports. Deliver to the Company copies of any reports filed by Jesper Limited, Modern Mind, or any of their subsidiaries, including ChipMOS Shanghai and its subsidiaries, with any relevant securities exchange, regulatory authority or governmental agency;

(c) Inspection. Grant the Company the right to access and inspect the facilities, books and records of Jesper Limited, Modern Mind and any of their subsidiaries, including ChipMOS Shanghai or its subsidiaries, and to discuss the business, operations and conditions of Jesper Limited, Modern Mind and any of their subsidiaries, including ChipMOS Shanghai and its subsidiaries, with their respective directors, officers, employees, accountants, legal counsel and other advisors;

(d) Authorizations. Obtain when required, make and keep in full force and effect all authorizations from and registrations with Governmental Authorities and other persons that may be required for the validity or enforceability of the Credit Documents and any Liens created by the Credit Documents.

(e) Conduct of Business. Continue to conduct in all material respects the principal businesses of Modern Mind and ChipMOS Shanghai and its subsidiaries.

(f) Notification of Defaults. Promptly notify the Company upon the discovery by Jesper Limited or Modern Mind of the occurrence of any Default or Event of Default hereunder or of any Default under the Pledge Agreements.

Section 7.02. Negative Covenants.

So long as any amount under any Demand Note is outstanding and until payment in full of the Demand Notes or conversion in full of all Demand Notes into Modern Mind Shares in accordance with Section 9.01 below, prior written consent of the Company shall be required for any action (whether by amendment of the Memorandum or Articles of Association of Jesper Limited or Modern Mind or otherwise, and whether in a single transaction or a series of related transactions) that approves or effects any of the following transactions involving, or in relation to, Jesper Limited or Modern Mind or any of their respective subsidiaries (including ChipMOS Shanghai and its subsidiaries):

(i) alteration or change of the rights, preferences or privileges of the Modern Mind Shares or creation (by reclassification or otherwise) of any new class or series of shares of Modern Mind having rights, preferences or privileges senior to or on a parity with the Modern Mind Shares;

(ii) sale or issuance of any equity or debt security or warrant, option or other right to purchase any equity or debt security of Jesper Limited, Modern Mind, or ChipMOS Shanghai (with the exception of any shares issued upon conversion of the Demand Notes);

(iii) declaration or payment of any dividend or distribution or any other action resulting in the redemption or repurchase of any equity security;

(iv) any transaction resulting in any acquisitions, sale of control or assets, merger, consolidation, joint venture or partnership arrangements or incorporation of any subsidiary or passing any resolution relating to reduction of share capital, dissolution or liquidation other than the acquisition by the Company pursuant to the conversion option in accordance with Section 9.01;

(v) recapitalization, reclassification, split-off, spin-off or bankruptcy;

(vi) engagement in any business materially different from that currently engaged in or contemplated to be engaged in with the Company;

(vii) increase or decrease of the authorized size of the board or any committee;

(viii) transfer or sale of any intellectual property rights;

(ix) material change of the accounting methods or policies from ROC GAAP or appointment or change of auditors other than the auditors that are used by the Company;

(x) amendment or waiver of any provision of any Memorandum or Articles of Association or By-Laws;

(xi) sale, mortgage, pledge, lease, creation of any Lien, transfer or other disposition of any assets outside the ordinary course of business, except Permitted Encumbrances;

(xii) any form of financial arrangements, formal or informal, which include, but are not limited to, borrowing, lending, mortgaging, guarantying, collateralization, and paying third parties that involves payment in the aggregate in excess of US$1,000,000;

(xiii) increase or reduction, or arrangements for the increase or reduction, of the authorized capital;

(xiv) making or authorization of, any Capital Expenditures; and

(xv) entering into any transactions with Affiliates.

Section 7.03. Company Covenants.

The parties agree that as soon as practicable following the Termination Date, the Company shall take all actions necessary to release the security interests granted to it by the Pledge Agreements and the other Security Documents.

Section 7.04. Further Assurances. At any time and from time to time, upon the written request of the Company, and at the sole expense of Jesper Limited or Modern Mind, as applicable, Jesper Limited or Modern Mind, as applicable will promptly and duly execute and deliver and cause any of its direct or indirect subsidiaries to execute and deliver any and all such further instruments and documents and take such further action as the Company may reasonably deem necessary to obtain the full benefits of this Agreement, any of the other Credit Documents, and of the rights and powers herein and therein granted, including any documents necessary to grant the Company a perfected first priority security interest in any assets or properties of Jesper Limited or Modern Mind, as applicable, or any of its direct or indirect subsidiaries on which the Credit Documents do not already grant Liens in favor of the Company.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01. Events of Default. If one or more of the following events (each, an “Event of Default”) shall occur:

(a) Default shall be made in the payment of any Demand Note when due and payable, whether upon demand, or otherwise; or

(b) Default shall be made in the due observance or performance of any term, covenant, or agreement contained in the Pledge Agreements; or

(c) Default shall be made in the due observance or performance of any term, covenant or agreement contained in this Agreement; or

(d) Any representation or warranty made or deemed made by Jesper Limited or Modern Mind herein or any statement or representation made in any certificate or report delivered by or on behalf of Jesper Limited or Modern Mind in connection herewith or in connection with any Credit Document shall prove to have been false or misleading in any material respect when made; or

(e) Any obligation (other than its obligation hereunder) of Jesper Limited or Modern Mind or any Affiliated Entity for the payment of Indebtedness which is outstanding is not paid within 5 days of the date when due or after the passage of any applicable grace period, if any, specified in any instrument evidencing such Indebtedness, or becomes or is declared to be due and payable prior to the expressed maturity thereof, or there shall have occurred an event specified in any agreement or instrument with any other Person the effect of which event is to cause, or (with the giving of notice or lapse of time or both) to permit any Person to cause, such amounts to become due, or to be repaid, prior to their stated maturity; or

(f) An involuntary case or other proceeding shall be commenced against Jesper Limited or Modern Mind or any Affiliated Entity seeking liquidation, reorganization or other relief with respect to it or its debts under any applicable bankruptcy, insolvency, reorganization or similar law now or hereafter in effect or seeking the appointment of a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed, or an order or decree approving or ordering any of the foregoing shall be entered and continued unstayed and in effect, in any such event, for a period of 30 days; or

(g) The commencement by Jesper Limited or Modern Mind or any Affiliated Entity of a voluntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by any of them to the entry of a decree or order for relief in respect of Jesper Limited or Modern Mind, as applicable, or any Affiliated Entity in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against any of them, or the filing by any of them of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by any of them to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of Jesper Limited or Modern Mind, as applicable, or any substantial part of its respective property, or the making by any of them of an assignment for the benefit of creditors, or the admission by any of them in writing of inability to pay their debts generally as they become due, or the taking of action by the Company or any Affiliated Entity in furtherance of any such action; or

(h) One or more judgments against Jesper Limited or Modern Mind, as applicable, or any Affiliated Entity or attachments against their respective properties, which in the aggregate exceed US$50,000, or the operation or result of which could reasonably be expected to interfere materially and adversely with the conduct of the business of Jesper Limited or Modern Mind, as applicable, remain unpaid, unstayed on appeal, undischarged, unbonded, or undismissed for a period of 30 days; or

(i) Any court or governmental or regulatory authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which prohibits, enjoins or otherwise restricts, in a manner that could reasonably be expected to have a Material Adverse Effect, any of the transactions contemplated under the Credit Documents;

then upon the happening of any of the foregoing Events of Default, the Demand Notes shall become and be immediately due and payable without declaration or notice to Jesper Limited or Modern Mind. Both Jesper Limited and Modern Mind expressly waives any presentment, demand, protest or other notice of any kind.

ARTICLE IX

CONVERSION

Section 9.01. Optional Conversion. Any amounts outstanding under any Demand Note, including amounts in respect of capitalized interest and accrued but not capitalized interest, shall be convertible at any time at the option of the Company into the Modern Mind Shares at a conversion rate of US$1.00 for each Modern Mind Share. The conversion of amounts outstanding under any Demand Note shall not obligate the Company to convert all such outstanding amounts under such Demand Note nor any amounts outstanding under any other Demand Note.

Section 9.02. Authorized Modern Mind Shares. Modern Mind, in accordance with Section 7.02 shall, at all times, authorize, and keep authorized and unissued, a sufficient number of Modern Mind Shares to enable the Company to convert all amounts then outstanding under any Demand Notes at any time.

Section 9.03. Conversion Procedures. Upon Modern Mind’s receipt of the Company’s notice that it elects to convert amounts outstanding, including amounts in respect of capitalized interest and accrued but not capitalized interest, under any of the Demand Notes into such amount of Modern Mind Shares pursuant to Section 9.01 hereof, such amounts shall be deemed converted into such amount of Modern Mind Shares. Promptly after surrender by the Company of the outstanding Demand Notes representing the amounts so converted, Modern Mind shall deliver to the Company (i) such amount of Modern Mind Shares duly issued to the Company and registered in the name of the Company or its designee and (ii) a duly executed Demand Note representing any amounts outstanding, including amounts in respect of capitalized interest and accrued but not capitalized interest, on Demand Notes surrendered by the Company but which the Company did not elect to convert.

ARTICLE X

OPTION

Section 10.01. Option. Jesper Limited hereby grants the Company an exclusive option to acquire, at any time, from Jesper Limited the Modern Mind Shares then owned by Jesper Limited at an exercise price of US$1.00 per each Modern Mind Share. The option granted hereby shall be irrevocable during the term of this Agreement and may be exercised by the Company or any of its designees. Prior to the Termination Date, Jesper Limited shall not sell, pledge, encumber in any way (other than pursuant to this Agreement) or otherwise transfer any interest in or to the Modern Mind Shares owned by it at any time.

Section 10.02. Release from Obligations. Upon full exercise of the option pursuant to Section 10.01, Jesper Limited is fully released from its obligations under this Agreement and any Demand Notes, including its obligations under Article XI.

ARTICLE XI

GUARANTEE

Section 11.01. Guarantee. (a) Jesper Limited hereby fully and unconditionally guarantees the due and punctual payment of all amounts payable by Modern Mind under any Demand Notes, in each case when and as the same shall become due and payable, and in each case in accordance with the terms of this Agreement. Jesper Limited hereby expressly waives its right to require the Company to pursue or exhaust its legal or equitable remedies against Modern Mind prior to exercising its rights hereunder against Jesper Limited.

(b) Jesper Limited hereby agrees that its obligations hereunder shall be as if it were principal debtor and not merely surety, and shall be absolute and unconditional, irrespective of, and unaffected by, any invalidity, irregularity or unenforceability of the Demand Notes or this Agreement, any failure to enforce the provisions of the Demand Notes or this Agreement, any waiver, modification or indulgence granted to Modern Mind with respect thereto by the Company, or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor. Jesper Limited hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of Modern Mind, any right to require a proceeding first against Modern Mind, protest or notice with respect to any indebtedness evidenced thereby or hereby and all demands whatsoever, and covenants that the guarantee of Jesper Limited will not be discharged with respect to the Demand Notes or this Agreement except by payment in full of all amounts owing in respect thereof. If at any time any payment under the Demand Notes or under this Agreement is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of Modern Mind, Jesper Limited’s obligations hereunder with respect to such payment shall be reinstated as of the date of such recission, restoration or return as though such payment had become due but had not been made at such time.

(c) The obligations of Jesper Limited under this section constitute a direct, senior, unsecured and unsubordinated obligation of Jesper Limited and ranks (i) pari passu in priority of payment, and in all other respects with all other senior, unsecured obligations of Jesper Limited and (ii) senior in priority of payment and in all other respects to all other indebtedness of Jesper Limited that is designated as subordinate or junior in right of payment to the guarantee.

ARTICLE XII

PLEDGE AND SECURITY INTEREST

Section 12.01. Pledge and Delivery of Modern Mind Shares. As security for the performance in full of the obligations of Modern Mind and Jesper Limited under this Agreement and any Demand Notes, Jesper Limited hereby delivers, pledges and assigns to the Company, and creates in favor of the Company, a first priority security interest in all of the right, title and interest in and to (i) all of the Modern Mind Shares that Jesper Limited holds, now and at any time in the future (the “Pledged Modern Mind Shares”), and (ii) all rights and privileges of Jesper Limited with respect to the Pledged Modern Mind Shares, now or hereinafter acquired, all proceeds, income and profits thereof and all property received in addition thereto, in exchange or substitution therefore. The Company shall hold the Pledged Modern Mind Shares as security for the Secured Obligations.

Section 12.02. Enforceability. Upon the occurrence of an Event of Default, or upon the occurrence of a default of Jesper Limited under Article XI, and at any time thereafter, the Company or its nominees may without further notice to Jesper Limited do all acts and things deemed necessary or reasonably required by the Company to procure in its absolute discretion that, to the extent permitted under applicable laws, the Pledged Modern Mind Shares are transferred into the name of the Company or its nominees.

Section 12.03. Discharge of the Pledged Modern Mind Shares. Where the Company is satisfied that all the Secured Obligations have been performed and discharged in full, the Company shall at the request of Jesper Limited release the Pledged Modern Mind Shares.

Section 12.04. Power of Attorney. Jesper Limited hereby irrevocably appoints the Company (or its designee), with full power of substitution by the Company (or its designee) as Jesper Limited’s true and lawful attorney-in-fact for the purposes of carrying out the provisions of this Article XII and taking any action and executing any instrument which the Company in good faith deems necessary or advisable to accomplish the purposes of this Article XII. The power of attorney granted pursuant to this Article XII and all authority hereby conferred are granted and conferred solely to protect the interest of the Company in the Pledged Modern Mind Shares and shall not impose any duty upon the Company to exercise any power. This power of attorney shall be unconditional and irrevocable and one coupled with an interest and will continue until all Secured Obligations are performed in full.

ARTICLE XIII

MISCELLANEOUS

Section 13.01. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 13.02. Dispute Resolution.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved through consultation. Such consultation shall begin immediately after one party hereto has delivered to the other party hereto a written request for such consultation. If within 30 days following the date on which such notice is given the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either party with notice to the other.

(b) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “CENTRE”). There shall be three arbitrators, who shall be qualified to practice New York law. In the event the parties have not agreed on all arbitrators to constitute the arbitral panel within 30 days after a notice of arbitration, the Secretary General of the Centre shall appoint arbitrators to fill any unfilled positions on the panel.

(c) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the United Nations Commission on International Trade Law, as in effect at the time of the arbitration. However, if such rules are in conflict with the provision of this Section 11.02, including the provisions concerning the appointment of arbitrators, the provisions of this Section 11.02 shall prevail.

(d) The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive law of New York and shall not apply any other substantive law.

(e) Each party to an arbitration hereunder shall cooperate with the other in making full disclosure of and providing complete access to all information and documents reasonably requested by the other in confidentiality obligations binding on such party and rights of privileges to which the parties or their advisors may enjoy.

The award of the arbitration tribunal shall be final and binding upon the disputing parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

Either party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

Section 13.03. Expenses. Jesper Limited and Modern Mind agree to pay all reasonable out-of-pocket expenses incurred by the Company, including reasonable fees and disbursements of counsel, in connection with the Company’s administration and enforcement of any provisions, of this Agreement, the other Credit Documents or any amendment or supplement hereto or thereto.

Section 13.04. Amendments. Any provision of this Agreement, the Demand Notes or the other Credit Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by Jesper Limited, Modern Mind and the Company.

Section 13.05. Termination Date. At any time when all amounts owing to the Company under the Demand Notes and the other Credit Documents have been paid in full or, in the case of amounts owing under the Demand Notes, converted into the Modern Mind Shares of Modern Mind, including all expenses to be paid by Jesper Limited and Modern Mind, this Agreement shall terminate on the date (the “Termination Date”) that is five Business Days after the date on which the Company receives notice from Jesper Limited or Modern Mind to the effect that Jesper Limited or Modern Mind wishes to terminate this Agreement; provided, however, that the Company’s covenant contained in Section 7.03 hereof shall survive the Termination Date.

Section 13.06. Cumulative Rights and No Waiver. Each and every right granted to the Company hereunder or under any other document delivered hereunder or in connection herewith, or allowed them by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of the Company to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by the Company of any right preclude any other or future exercise thereof or the exercise of any other right.

Section 13.07. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing in English and Chinese and shall be deemed to have been fully given on the date delivered by hand or by courier service such as Federal Express, or by other messenger (or, if delivery is refused, upon presentment) or upon receipt by facsimile transmission (provided that the confirmation of such facsimile transmission is delivered by hand or certified mail to the addressee of the facsimile within five (5) days of the delivery of the facsimile), or upon delivery by registered or certified mail (return receipt requested), postage prepaid, to the parties as follows:

If to Jesper Limited, at

Jesper Limited

Unit C, 16/Fl., One Capital Place, 18

Luard Road, Wanchai

Hong Kong

Fax: 852 – 2527-0783

Attention: Edmund Yau

If to Modern Mind, at

c/o Anchor Limited

11th Floor, PCL Group Building

18 Lee Chung Street

Chai Wan

Hong Kong

Fax: 852-2851-3154

Attention: Zoe Lau

If to the Company, at

No. 1, R&D Road 1

Hsinchu Science Park

Hsinchu

Taiwan, Republic of China

Fax: 886-3-566-8981

Attention: Silvia Su

with a copy to

Sullivan & Cromwell LLP

28th Floor

Nine Queen’s Road, Central

Hong Kong

Fax: (852) 2522-2280

Attention: Michael G. DeSombre

or to such other persons or addresses as the person to whom notice is given may have previously furnished in writing to the party giving such notice in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

Section 13.08. Separability. In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

Section 13.09. Assignments and Participations. This Agreement shall be binding upon and inure to the benefit of Jesper Limited, Modern Mind and the Company and their respective successors and assigns, except that neither Jesper Limited nor Modern Mind nor the Company may assign or participate any rights or obligations hereunder; provided, however, that the Company shall be permitted to assign any of its rights and obligations hereunder to any of its Affiliates.

Section 13.10. Execution in Counterparts. This Agreement may be executed by the parties on separate counterparts which, when taken together with counterparts signed by each of the other parties, shall constitute a single fully executed Agreement which shall be as fully binding and effective as if each party had executed a single signature page.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

JESPER LIMITED

By	/s/ Ma Ming Fai Gary
	Name:	Ma Ming Fai Gary
	Title:	Authorized Signatory

MODERN MIND TECHNOLOGY LIMITED

By	/s/ Shih-Jye Cheng
	Name:	Shih-Jye Cheng
	Title:	Director

ChipMOS TECHNOLOGIES (Bermuda) LTD.

By	/s/ Shih-Jye Cheng
	Name:	Shih-Jye Cheng
	Title:	Chairman & CEO